UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2019

ZANDER THERAPEUTICS, INC.

(Exact name of small business issuer as specified in its charter)

Nevada	47-4321638
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Commission File No. 333-220790

4700 Spring Street, St 304, La Mesa, California 91942

(Address of Principal Executive Offices)

(619) 702 1404

(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events

On December 13, 2019 a complaint was filed in the Superior Court of California, County of San Diego against Zander Therapeutics, Inc. ("Company") , the Company's Chairman, Regen Biopharma, Inc ("Regen"), and Does 1-50 by ChemDiv, Inc. ("Plaintiff") alleging Breach of Contract, Unfair Business Practices under the California Business and Professions Code, and Bad Faith Denial of a Contract ( alleged solely against Regen and DOE defendants) stemming from contract research work performed by the Plaintiff for the Company and contract research performed by the Plaintiff for Regen. The Plaintiff is also seeking a declaration from the court that the Plaintiff retains full and complete ownership, title, use, and all rights without any limits to the work, tangible property, intellectual property, and any other product or by-product of the work performed by Plaintiff for the Company and Regen. The action arises from approximately $1.2 million dollars of unpaid invoices ("Unpaid Invoices") due and payable to the Plaintiff.

The outcome of this legal proceeding may adversely affect the Company’s financial condition and operations and may also result in loss of control by the Company of intellectual property controlled by the Company.

The Company and Regen are under common control. David Koos serves as Chief Executive Officer and Chairman of the Board of Regen and the Company. Todd S. Caven serves as Chief Financial Officer and is a Director of Regen and the Company.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZANDER THERAPEUTICS, INC.

Dated: January 6, 2020	By: /s/ David Koos
David Koos
Chief Executive Officer

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